Exhibit 99.2

N-Able Technologies International, Inc.

Condensed Balance Sheet

(in CDN $)

	December 31, 2012	March 31, 2013
		(unaudited)
Current assets
Cash and cash equivalents	$6,986,245	$7,231,942
Accounts receivable	3,281,815	3,732,573
Income tax receivable	1,303,927	1,685,927
Other current assets	1,482,383	1,660,193

Total current assets	13,054,370	14,310,635

Property and equipment, net	593,380	723,665

Intangible assets and other, net	326,450	318,566

Total assets	$13,974,200	$15,352,866

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$2,634,406	$2,582,773
Other current liabilities	159,122	148,891
Deferred revenue	2,778,092	3,224,814

Warrants	6,436	6,436

Shareholders’ equity
Convertible preferred stock	13,823,325	13,823,325
Common Stock	17,270	17,270
Additional paid-in capital	16,294,596	16,315,213
Accumulated other comprehensive loss	—	—
Accumulated deficit	(21,739,047)	(20,765,856)

Total shareholders’ equity	8,396,144	9,389,952

Total liabilities and shareholders’ equity	$13,974,200	$15,352,866

See accompanying notes.

N-Able Technologies International, Inc.

Condensed Statement of Operations and Comprehensive Income

(in CDN $)

	Three Months Ended March 31,
	2012	2013
	(unaudited)
Revenue
Perpetual license	$1,424,981	$2,582,125
Subscription license	1,625,410	2,658,600
Support and services	1,829,309	2,361,371

	4,879,700	7,602,096
Cost of sales	879,862	1,406,151

Gross margin	3,999,838	6,195,945

Operating expenses
Sales and marketing	2,787,521	3,387,406
Research and development	943,634	1,330,817
Research and development government assistance	(165,000)	(382,000)
Finance and operations	761,544	883,974

Total operating expenses	4,327,699	5,220,197

Operating income (loss)	(327,861)	975,748
Foreign exchange gain (loss)	(38,195)	22,922

Income (loss) before taxes	(366,056)	998,670
Income tax benefit	—	—

Net income (loss) and Comprehensive income (loss)	$(366,056)	$998,670

See accompanying notes.

N-Able Technologies International, Inc.

Condensed Statement of Cash Flows

(in CDN $)

	Three Months Ended March 31,
	2012	2013
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(366,056)	$998,670
Items not affecting cash:
Depreciation and amortization	77,479	127,148
Stock-based compensation	57,570	20,617
Changes in operating assets and liabilities:
Accounts receivable	176,718	(450,758)
Government assistance receivable	(165,000)	(382,000)
Prepaid expenses	(408,984)	(177,810)
Accounts payable and accrued liabilities	55,940	(77,112)
Deferred revenue	414,895	446,722

Cash provided by (used in) operating activities	(157,438)	505,477

INVESTING ACTIVITIES
Additions to property and equipment and intangible assets	(368,354)	(249,552)

Cash used in investing activities	(368,354)	(249,552)

FINANCING ACTIVITIES
Repayment of obligation under capital lease	—	(10,228)

Cash used in financing activities	—	(10,228)

Net increase (decrease) in cash and cash equivalents	(525,792)	245,697
Cash and cash equivalents, beginning of period	6,765,429	6,986,245

Cash and cash equivalents, end of period	$6,239,637	$7,231,942

See accompanying notes

N-able Technologies International, Inc.

Notes to Condensed Financial Statements

(in CDN $)

1. Summary of Significant Accounting Policies

Organization and Nature of Operations

N-able Technologies International, Inc. (the “Company”) is a global supplier of remote monitoring and management technology and related business support services for IT automation and the delivery of managed services. The Company was incorporated in the State of Delaware on March 29, 2000.

Basis of Presentation

The Company prepared the interim condensed consolidated financial statements in conformity with United States of America generally accepted accounting principles, or GAAP. They do not include all of the information and footnotes required by GAAP for complete financial statements. The accompanying condensed consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries. The Company has eliminated all intercompany balances and transactions.

We have made estimates and judgments affecting the amounts reported in our condensed consolidated financial statements and the accompanying notes. The actual results that we experience may differ materially from our estimates. The accounting estimates that require our most significant, difficult and subjective judgments include:

•	revenue recognition;

•	stock-based compensation;

•	income taxes

The interim financial information is unaudited, but reflects all normal adjustments that are, in our opinion, necessary to provide a fair statement of results for the interim periods presented. This interim information should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2012.

Recent Accounting Pronouncements

There have been no significant changes in recent accounting pronouncements that were disclosed in the financial statements for the year ended December 31, 2012 that have had a significant impact on our condensed consolidated financial statements or notes thereto.

Fair Value Measurements

We apply the authoritative guidance on fair value measurements for financial assets and liabilities that are measured at fair value on a recurring basis and non-financial assets and liabilities, such as property, plant and equipment that are measured at fair value on a non-recurring basis.

2. Subsequent Events

The Company entered into an Agreement and Plan of Merger and Reorganization dated May 17, 2013 pursuant to which SolarWinds, Inc., through one of its subsidiaries, SolarWinds Worldwide, LLC (collectively referred to as “SolarWinds”) acquired the Company for an aggregate purchase price of USD $127.7 million in cash, including cash acquired. The acquisition was completed on May 24, 2013.

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